Exhibit 10.4

Intellectual Property Transfer/License Agreement

between

DDI Industry International (Beijing) Co., Ltd

&

MagneGas Technology (Beijing) Co. Ltd

and

  MagneGas Corporation

&

HyFuels, Inc

[June] 2010

Intellectual Property Transfer/License Agreement

Intellectual Property Transfer/License Agreement

THIS INTELLECTUAL PROPERTY TRANSFER/LICENSE AGREEMENT (this “Agreement”) is made in Beijing, the People’s Republic of China (the “PRC”), this [June], 2010 by and between:

DDI INDUSTRY INTERNATIONAL(BEIJING) CO.,LTD , a Chinese-Foreign Equity Joint Venture organized under the Law of the PRC, whose registered office is at[Rm. B1613, Peking Times Square, No. 103, Huizhongli, Chaoyang District, Beijing, China, 100101], PRC (the “DDI”).

MAGNEGAS TECHNLOGY (BEIJING) CO. LTD, a Chinese-Foreign Equity Joint Venture organized under the Law of the PRC, whose registered office is at[To-Be-Determined], PRC (the “Joint Venture”).

MAGNEGAS CORPORATION, a corporation organized under the laws of the State of Delaware, USA, stock symbol: MNGA , whose registered office is at [**], USA (“MNGA”);

HYFUELS, INC, a corporation organized under the laws of the State of Florida, USA, whose registered office is at [**], USA (“HyFuels”); and

DDI, the Joint Venture, MNGA and HyFuels are referred to hereinafter as a “Party” individually and collectively as the “Parties”.

WHEREAS:

1.
The Joint Venture was formed pursuant to an equity joint venture contract between MNGA, HyFuels and DDI, a limited liability company registered in accordance with the Law of the PRC (the “Joint Venture Contract”), for the purpose of making use of the MagneGas Technology producing and selling the Joint Venture products, carrying out technology services and after sales services, researching and developing related technologies, and executing related businesses in the Greater China market on the terms and subject to the conditions of the Joint Venture Contract; DDI is the controlling shareholder of the Joint Venture; and

2.
MNGA owns all relevant Magnegas patents, trademarks, domain names, manufacturing drawings, research and development results and intellectual property rights for the United States and is operating under a license from HyFuels, Inc for the for the remainder of North, South and Central America; and

3.	HyFuels, Inc. owns the world-wide intellectual property rights for the MagneGas Technology with the exclusion of the United States, India, Pakistan, Bangladesh, Sri Lanka and Israel; and

4.	Pursuant to the Joint Venture Contract, MNGA and HyFuels will acquire 25% of the Equity Interest in the Joint Venture totally, 20% of which belongs to MNGA, 5% belongs to HyFuels; and

Intellectual Property Transfer/License Agreement

5.
Pursuant to the Joint Venture Contract, and the transfer of 25% Equity Interest in the Joint Venture as outlined above, MNGA and HyFuels agree to transfer/ grant the all-encompassing intellectual property rights (hereinafter referred to as “ Magnegas IP rights”) for the Magnegas Technology for the Greater China market  to the Joint Venture of the parties,  on the terms and subject to the conditions hereinafter set forth.

6.
MNGA and HyFuels transferring to the Joint Venture all patent rights (namely ownership of the patents, plus manufacturing drawings, domain names, plus the right to file new patents, plus the automatic assignment of all future patents) on all the Magnegas rights of any sort owned by MagneGas and HyFuels.

NOW, THEREFORE, in consideration of the mutual covenants, promises, representations, warranties and agreements set forth in this Agreement and the Joint Venture Contract, Parties agree as follows:

1.	Definitions

1.1	Definitions

Except otherwise specifically defined in this Agreement or unless the context requires otherwise, the terms defined in the Joint Venture Contract shall, when used in this Agreement, have the same meanings as set forth therein:

“Magnegas Technology” means and includes the MNGA and /or HyFuels’s inventions, discoveries, improvements, formulas, trade secrets, know-how, processes, techniques, procedures, products, other factual knowledge or technical information and proprietary materials, which are named Plasma Arc-Flow Refinery/Recycler, and the manufacturing techniques MNGA employed on Total, Linear and Total-linear refinery, as well as the application technology of  the new energy generated from the Plasma Arc-Flow Refinery/Recycler; all above named the  Magnegas technology  Limited to the technology better described on the website www.magnegas.com

 “Measures” shall mean the Administrative Measures for Registration of Technology Import and Export Contracts promulgated by the former PRC Ministry of Foreign Trade and Economic Cooperation on December 30, 2001.

“Regulations” shall mean the Regulations of PRC on the Administration of Technology Import and Export promulgated by the State Council of PRC on December 10, 2001.

“Term” means the term of this Agreement as set forth in Section 12.1, including any extension of the term pursuant to this Agreement, and subject to any early termination of the term in accordance with this Agreement.

“Greater China” means the territory of the PRC, Hong Kong, Macao, Taiwan and Singapore only.

Intellectual Property Transfer/License Agreement

“IP” means intellectual property, which includes all the intellectual fruits or resources on the MagneGas Technology (described on the website www.magnegas.com) or be held or used by, the specific subject(s), and will be protected by laws and regulations. Generally, all patents, trademarks, copy rights, techniques, know-how, process, methodology, idea, design, concept, and related application rights, and all logos, marks, business names, figures, images, appearance, pictures or domain name for business use.

1.2	Rules of Construction.

The terms defined herein shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The headings used herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  Unless the context shall otherwise require, any reference to any agreement or other instrument, statute or regulation is to such agreement, instrument or regulation as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provision).  Any reference in this Agreement to a “day” or number of days (without the explicit qualification of “Business”) shall be interpreted as a reference to a calendar day or number of calendar days.  If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day.

2.	Magnegas IP Transfer/license

2.1	The Principle of Magnegas IP Transfer/license

Pursuant to the Joint Venture Contract, the transfer of 25% of the Joint Venture equity  ownership to MNGA and HyFuels and this Agreement, MNGA and HyFuels transfer the Magnegas IP rights  to the Joint Venture, and  the Joint Venture will hold and make use of  those Magnegas IP rights  for manufacturing, as well as to develop, update or adjust the Magnegas IP rights accordingly. During the performance of this Agreement, the main principles are set forth as follows:

After MNGA, DDI and HyFuels perform the obligations set forth by this Agreement, the Joint Venture will be fully authorized to operate the business independently, and there will be no impediment for the Joint Venture to master, use and update the Magnegas IP rights for the Greater China market only.

2.2	The Transfer of the Magnegas IP rights

2.2.1
 MNGA and HyFuels transferring to the Joint Venture all patent rights (namely the ownership of the patents, plus manufacturing drawings, domain names, plus the right to file new patents, plus the automatic assignment of all future patents) on all the Magnegas rights of any sort owned by MagneGas and HyFuels.

Intellectual Property Transfer/License Agreement

2.2.2
Pursuant to this Agreement, MNGA and HyFuels shall transfer all present Magnegas IP rights that could be put up in the Joint Venture’s capital to the Joint Venture [the specific list in Appendix 1 A and Appendix 1 B], and will obtain 20% and 5% of the Joint Venture’s Equity Interest separately. The appendix will be approved by the examination and approval authority if it is necessary.

2.2.3
Except for part of the  Magnegas IP rights that transferred to the Joint Venture as the contribution of the capital described in term 2.2.1 and 2.2.2, MNGA and HyFuels transfer all following Magnegas IP rights that shall not be transferred to the Joint Venture:

(1) All other idea, design, concept, technique, methodology, process, invention, know-how, discovery or improvement, and all information, draft and materials  related thereto that can not transferred to the Joint Venture by MNGA and HyFuels as their contribution to the registered capital;

(2) Any logos, trademarks, service marks, domain names, trade names, trade dress or other symbol or trade designation serving a similar purpose that is protectible under  laws, and all goodwill related thereto;

(3) Any information or materials related or contributing to marketing, technical service, technical training of the Joint Venture.

2.3	The Licensing of Magnegas IP

            Anything that could be included in the Magnegas IP scope but could not be transferred by its  nature will be licensed to the Joint Venture permanently for the Greater China market and the Joint Venture will not be charged further other than the 25% JV equity, such as:

(1)	The trademarks, trade names, logos, product appearance, domain names, or others related thereto, that cannot be transferred to the Joint Venture;

(2)	All materials, information, resources (including the images, honor, voices, pictures of Dr. Santilli) related to the market development;

(3)	Client information or resources belongs to MNGA or HyFuels.

(4)	Dr. Santilli or mutually agreed delegate to be reasonably available and provide active support to marketing / promotional events and or research initiatives with travel expenses covered by the JV.

2.4	Use of the Magnegas IP

The Magnegas IP shall be transferred/licensed to the Joint Venture for the Joint Venture’s exclusive use in Greater China to manufacture the JV Products, and to develop market application by:

Intellectual Property Transfer/License Agreement

(1)	Manufacturing the JV Products and providing related technical service by using the Magnegas IP;

(2)	Updating, improving and researching the Magnegas IP, and holding the total property of the gains and fruits;

(3)	Applying for registration or certificate of the Magnegas IP and all continuations, continuations in part, extensions, renewals, divisions, re-issues and re-examinations related thereto;

(4)	Sale of the Magnegas products produced by the Joint Venture shall be limited to the Greater China market only.

(5)	DDI, MNGA and HyFuels will protect the use right of Joint Venture, and the Joint Venture will have the absolute freedom to choose to use the IP or not.

(6)
MNGA, HyFuels and DDI all agree on to authourize the Joint Venture Company to own the using right and market development right of MagneGas technology when promoting the Magnegas IP related technology for Greater China market application. [the specific potential market application list see Appendix 2]

3.	Conditions of Delivery

MNGA and HyFuels will perform this Agreement when all the following conditions are satisfied:

3.1	The Joint Venture was set up legally pursuant to the AOA and JV Contract, and have received the License and Certificate of Approval;

3.2	This Agreement is signed properly and legally, and have come to effective;

Part of the MNGA and HyFuels IP which is transferred to the Joint Venture as contribution to the capital have been evaluated by the evaluation department, and its value exceed the capital amount MNGA and HyFuels subscribed, or if the fair value of the MNGA and HyFuels IP as contribution to the registered capital is less than the amount of the registered capital they subscribed separately, the Parties will discuss and decide how to make up the difference.

3.3	MNGA has received 20% equity in the Joint Venture Company and HyFuels has received 5% equity in the Joint Venture Company.

3.4
MNGA& HyFuels will prepare all IP related document to JV for intangible asset evaluation purpose prior to JV completing the entire registration process. As DDI initiate the registration process, DDI will inform MNGA and HyFuels to deliver the required IP document within 5 days for this purpose.

4.	Delivery and Contribution Terms

Intellectual Property Transfer/License Agreement

4.1
Delivery.  MNGA and HyFuels immediately shall deliver to the Joint Venture all of the documents described in Appendix 1and 2 hereto in accordance with this Article 4 after satisfaction of Section 3 above “Conditions of Delivery The documents and material described in Appendix 1 and 2 shall be delivered within 24 hours of completion of the “Conditions of Delivery” referenced above. MNGA and HyFuels shall notify the Joint Venture in writing in advance of the manner in which the documents described in Appendix 1-A& B hereto are being delivered to the Joint Venture and the estimated date of arrival.

Or, in any event that MNGA and Hyfuels couldn’t meet above time-line, the delivery date of MNGA and HyFuels should not later than either of the following date:

30 days after the receiving of the Joint Venture notification;

150 days after the Joint Venture setting-up date.

4.2
Contribution and Consideration.  Pursuant to the terms of the Joint Venture Contract,  MNGA and HyFuels shall deliver the present Magnegas IP to the Joint Venture in consideration of their combined 25% equity participation in the registered capital of the Joint Venture as set forth in  the Joint Venture Contract(20% belongs to MNGA and 5% belongs to HyFuels). Other than that, the Joint Venture will not be charged for the transference or license of the Magnegas IP.

MNGA and HyFuels agree that, all the obligations set up in this Agreement and the Joint Venture Contract are enforceable and irrevocable, although they don’t charge the Joint Venture for that. Parties will sign this Agreement properly to ensure the enforceability of this Agreement.

4.3	Training. MNGA and HyFuels will establish an integrated and effective training program to train the staff of the Joint Venture to help them to absorb and understand the MagnegasIP thoroughly.

4.4
Missing Documents.  In the event that the documents described in Appendix 1and 2 are incomplete when checked by the Joint Venture against the documentation list, the Joint Venture shall immediately notify MNGA and HyFuels, identifying the missing documentation, and MNGA and HyFuels shall supply such missing documentation free of charge within thirty (30) days after notification by the Joint Venture.  Failure by MNGA and HyFuels to supply such missing documentation within such thirty (30)-day period shall be deemed to constitute a late contribution of capital as provided in the Joint Venture Contract.

4.5	The Ownership of MagnegasIP Rights.

4.5.1 The Ownership of the MagnegasIP that is transferred to the Joint Venture shifts from MNGA and HyFuels to the Joint Venture when this Agreement becomes effective and the delivery is completed, pursuant to the sections 3 and 4 outlined above..

Intellectual Property Transfer/License Agreement

4.5.2  The using right of the MagnegasIP that is transferred to the Joint Venture shifts from MNGA and HyFuels to the Joint Venture when this Agreement becomes to effective and the delivery is completed, pursuant to  sections 3 and 4 outlined above..

4.5.3  The MagnegasIP that is transferred or licensed by MNGA and HyFuels shall not be reverted to MNGA and HyFuels in any circumstances after delivered to the Joint Venture, and the Joint Venture will own or use the MNGA and HyFuels IP perpetually unless otherwise specified in the Contract or this Agreement.

5.	The Using Rights and Ownership of MNGA and HyFuels

5.1
As between MNGA, HyFuels and the Joint Venture, MNGA and HyFuels shall retain ownership of the MNGA and HyFuels Rights worldwide beside the Greater China Region, after they transfer/license the MNGA and HyFuels IP to the Joint Venture.  MNGA and HyFuels could use them freely on the premise that the interest of the Joint Venture will not be hurt. MNGA and HyFuels will be prohibited from the sale or manufacturing of the Magnegas technology or by products in the Greater China market.  The Joint Venture will be prohibited from the sale or manufacturing of the Magnegas technology or byproducts outside of the Greater China market.

5.2	Magnegas IP rights herein described are non-transferrable to any third party by the joint-venture company unless agreed unanimously by the board of directors of the Joint Venture.

6.	Confidential Information

6.1
Confidential Information.  Each Party agrees to retain in confidence and not disclose to any third party all Confidential Information observed by it or disclosed to it by or on behalf of the other Party during the Term and thereafter, and that it will not, without the prior written consent of the other Party, use Confidential Information for any purpose other than that indicated herein.  In addition, with respect to Confidential Information rising to the level of a trade secret under applicable law, the receiving Party agrees not to use for any purpose whatsoever, other than in performance of this Agreement, or to disclose such trade secrets at any time during or after the Term of this Agreement until such trade secrets lose their status as such by becoming generally available to the public by independent discovery, development, or publication.  Each Party shall take reasonable security measures, at least consistent with those taken to protect its own similar types of Confidential Information, to protect the other’s Confidential Information against disclosures prohibited by this Agreement.  The provisions of this Section 6 shall survive the termination or expiration of this Agreement as set forth herein.  These restrictions will not apply to Confidential Information that is:

Intellectual Property Transfer/License Agreement

6.1.1	Or becomes generally available to the public (through no fault of the receiving Party);

6.1.2
Made lawfully available to the receiving Party by an independent third party not subject to a duty of confidentiality to the disclosing Party, by contract or otherwise, (and such lawful right can be properly demonstrated by the receiving Party);

6.1.3	Already in the receiving Party’s possession at the time of receipt from the disclosing Party (and such prior possession can be properly demonstrated by the receiving Party);

6.1.4	Independently developed by the receiving Party; or

6.1.5
Required to be disclosed by applicable Law or judicial or regulatory process or in connection with judicial or arbitration process regarding any legal action, suit or proceeding arising out of, or related to, this Agreement; provided that the Party required to make the disclosure promptly notifies the other Party, as applicable, so that the other Party may seek an appropriate protective order, and if no such protective order is obtained, the disclosing Party will only furnish that portion of the Confidential Information that it is advised by counsel is legally required and will exercise all commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information.

6.2
Limitation on Use.  Each Party agrees that it will not use the Confidential Information of the other Party for any purpose, other than as set forth in this Agreement, including, without limitation, publication of any kind, without the prior written permission of the other Party.

7.	Magnegas IP and Infringement by Third Parties

7.1
Detection of Infringement. The Joint Venture agrees to keep reasonably diligent watch in the Greater China during the Term in order to attempt to detect any infringement or possible infringement of any Magnegas IP or any misappropriation or possible misappropriation of any Confidential Information.  Upon discovery of any infringement or misappropriation or possible infringement or misappropriation of a Magnegas IP or Confidential Information in the Greater China, the Joint Venture shall promptly notify MNGA and HyFuels.

7.2
Third Party Infringement. Upon discovery of any third-party infringement or possible infringement of the Magnegas IP, the Joint Venture may, in its sole discretion, institute and prosecute any actions or proceedings or take other appropriate action against such third parties to bring about discontinuance of such third-party infringement.  MNGA and HyFuels may elect to join such litigation as named parties, at the Joint Venture’s request, if necessary to the litigation. The Joint Venture will retain all proceeds from such litigation.

7.3
JV Products. Notwithstanding the foregoing, the Joint Venture shall bear all the costs and expenses incurred in connection with the stamping, labeling or otherwise affixing to the JV Products any notice or symbol that would aid in the protection and maintenance of the Magnegas IP or the collection of damages in case of infringement thereof.

Intellectual Property Transfer/License Agreement

8.	Representations and Warranties

8.1
The Joint Venture Warranties.  The Joint Venture hereby warrants to MNGA and HyFuels that (i) it is a company duly organized under the laws of the PRC; (ii) it has full power and authority to execute this Agreement and to perform its obligations hereunder, (iii) it has duly authorized the execution of this Agreement and the performance of its obligations hereunder and this Agreement is enforceable against the Joint Venture in accordance with its terms.

8.2
MNGA and HyFuels Warranties.  MNGA and HyFuels hereby warrants to the Joint Venture that (i) MNGA  is a company duly organized and validly existing under the laws of the State of Delaware, USA, and HyFuels is a company duly organized and validly existing under the laws of the state of Florida (ii) it has full power and authority to execute this Agreement and to perform its obligations hereunder, (iii) it has duly authorized the execution of this Agreement and the performance of its obligations hereunder and this Agreement is enforceable against MNGA and HyFuels in accordance with its terms, and (iv) it is the lawful owner of the Magnegas IP or otherwise has the right to transfer the Magnegas IP rights as contemplated hereunder;(v) all the Warranties that MNGA and HyFuels made in the Joint Venture Contract remain true.

MNGA and HyFuels make the following extra warranties about the Magnegas IP:

(1)
The Magnegas Technology and IP rights constitute a real, integrate, and scientific system of technology, knowledge or information, and by using these IP rights the Joint Venture will anticipate a profit;

(2)
As far as MNGA and HyFuels know, the Magnegas IP is legal and effective, and have not infringe any other prior right, so there is no legal flaw for the Joint Venture to obtain the Magnegas IP rights from MNGA and HyFuels;

(3)
Any description or information from MNGA and HyFuels about the Magnegas Technology and Magnegas IP rights is true, accurate, and integrate, and all the statements about the business use and practice is true and neutral, and the anticipation about future is reasonable.

9.	Government Approvals

Registration required by the PRC authorities in connection with the conclusion or performance of this Agreement shall be conducted by the Joint Venture in due time. Any non-technical documents to be filed for registration (excluding this Agreement) in connection with or as may be required for this Agreement under the Regulations or the Measures, or otherwise shall be prepared by the Joint Venture, and the other Parties shall offer necessary assist. Each Party is obligated to assist the other Party in conducting such registration to the extent that such assistance is mandatory or reasonably expected under the relevant regulations and practices.

Intellectual Property Transfer/License Agreement

10.	Signature and taking effect

10.1
MNGA and HyFuels agree，this Agreement will be signed by DDI and the will-be director of the Joint Venture [Mr. XiaoHong Feng (Allen Feng)] representing the Joint Venture, and MNGA and HyFuels. After the signature of this Agreement, the content of this Agreement cannot be changed, will be binding to DDI, MNGA, HyFuels and the Joint Venture (after the setting up date).

10.2	This Agreement is the Appendix of the Joint Venture Contract, and will constitute an integrate agreement as a whole with the Joint Venture Contract.

11.	Indemnification; Limitation of Liability

11.1
Indemnification.  Each Party (the “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party and its Affiliates (the “Indemnified Parties”) from and against all claims, losses, liabilities, damages, deficiencies, judgments, assessments, fines, settlements, costs or expenses (including interest, penalties and fees, expenses and disbursements incurred by any Indemnified Party in any action or proceeding between the Indemnifying Party and any Indemnified Party or between any Indemnified Party and any third party, or otherwise) based upon, arising out of, related to any breach by the Indemnifying Party of its obligations, representations or warranties hereunder.

11.2
Infringement. In the event of any third party claim brought in the Greater China against the Joint Venture that the MNGA and HyFuels IP or any JV Products using the MNGA and HyFuels IP, infringes upon or misappropriates any copyright or trade secret of such third party or any PRC patent, MNGA and HyFuels shall be liable for infringement or misappropriation by the MNGA and HyFuels IP on those third parties’ rights existing as of the Effective Date (a “Covered Infringement Claim”).  MNGA and HyFuels shall pay all reasonable costs and any amounts paid in settlement or pursuant to a final judgment as a result of such action or claim; provided that the Joint Venture: (a) promptly notifies MNGA and HyFuels in writing of any such action or claim; (b) permits MNGA and HyFuels to exclusively defend, compromise, settle or appeal any such action or claim; and (c) assists and cooperates with MNGA and HyFuels, as reasonably requested by MNGA and HyFuels and at no cost to the Joint Venture, to enable MNGA and HyFuels to defend, compromise, settle, or appeal any such action or claim.  Notwithstanding the foregoing, MNGA and HyFuels shall have no obligation under this Section 11.2 for claims or actions arising out of or caused by Improvements created or developed by the Joint Venture.

11.3	Limitation on Liability.

11.3.1
Except as set forth in Section 11.3.2, neither Party shall be liable to the other Party for any indirect, special or consequential loss, damage, or injury in connection with or resulting from this Agreement, regardless of the form of action, including, but not limited to, actions for negligence, strict liability, rescission and breach of contract or warranty.

Intellectual Property Transfer/License Agreement

11.3.2	The limitation of liability in Section 11.3.1 shall not apply to claims by either Party against the other for gross negligence or willful misconduct.

12.	Term And Termination

12.1
Term. This Agreement and the transfer granted hereunder shall commence on the Effective Date and, except to the extent otherwise provided in Section 12.2 hereunder, shall terminate automatically upon the performance of all the obligations set in this Agreement.

12.2	Termination. This Agreement shall terminate upon the expiration of the term set forth in Section 12.1, and shall further be subject to earlier termination as follows:

(a)
Parties may propose upon written notice to the other(s), to be ratified by a board meeting requiring unanimous acceptance to terminate this Agreement, in its sole discretion, if it is unable to perform or observe any of the terms, covenants, conditions, agreements or representations contained in this Agreement in any material respect due to an event of force majeure for a period of at least one hundred and eighty (180) days continuous days; and

(b)	This Agreement shall automatically terminate if the Joint Venture is terminated upon the Joint Venture Contract or AOA.

12.3	Rights upon Termination.

Upon the expiration of this Agreement, the MNGA and HyFuels transferred to the Joint Venture shall not revert to MNGA and HyFuels, and the Joint Venture thereafter shall use the MNGA and HyFuels IP that are licensed to the Joint Venture upon this Agreement.

Upon the early termination of this Agreement:

(1)
If the Contract is early terminated for the requirement of  the Joint Venture’s IPO, the Joint Venture’s business or operation shall not be affected, and the Magnegas IP held and used by the Joint Venture(no matter transferred or licensed from MNGA and HyFuels) shall not reverted to MNGA and HyFuels, and the Joint Venture shall use them freely thereafter;

(2)
Due to the material defaults in the observance of this Agreement or the Joint Venture Contract of DDI, the Magnegas IP shall revert to MNGA and HyFuels and the Joint Venture thereafter shall not use any of the Magnegas IP rights MNGA and HyFuels IP;

(3)
Due to the materially defaults in the observance of this Agreement or the Joint Venture Contract of MNGA and HyFuels,  Magnegas IP shall not revert to MNGA and HyFuels, and Joint Venture thereafter shall use all the MNGA and HyFuels IP rights that have licensed to the Joint Venture upon this Agreement;

(4)
Due to the Force Majeure, Parties should negotiate and decide later, but the Magnegas IP shall not be reverted to MNGA or HyFuels, and the Joint Venture shall use the licensed Magnegas HyFuels IP freely before the Parties reach an agreement upon this.

Intellectual Property Transfer/License Agreement

Subject to Article 14, the rights and remedies set forth in this Article 12 are not exclusive and are in addition to any other rights and remedies available to a Party under this Agreement or at law or equity.

13.	Force Majeure

13.1
Definition.   In case of any earthquakes, typhoons, floods, fires and other natural disasters, wars, riots and similar military actions, civil unrest, epidemics, embargoes, expropriation, injunctions or other restraints and actions of government (provided that the governing authority involved is not the department in charge of such Party or its Affiliate) (an “Force Majeure Event”), then the responsibilities and obligations of such Party that is prevented by such Force Majeure Event (the “Prevented Party”) shall be handled in accordance with the provisions of Section 13.2 hereunder.

13.2	Consequences of Force Majeure Event

(a)
In case of an Force Majeure Event, the liabilities arising out of the Prevented Party’s failure to perform its obligations hereunder shall be released in whole or in part, provided that all of the following conditions are met: (i) the Force Majeure Event was the direct cause of the stoppage, impediment or delay encountered by the Prevented Party in performing its obligations under this Agreement; (ii) the Prevented Party notifies the other Party in writing immediately after such Force Majeure Event occurs, but in no case shall be later than ten (10) Business Days after the occurrence thereof; (iii) the Prevented Party has made reasonable commercial efforts to mitigate the losses and take remedial measures.

(b)
Subject to the conditions set forth in paragraph (a) above, and within the extent of the effect of an Force Majeure Event, the Prevented Party shall not be liable for any damages, losses or increase in costs which the other Party may sustain due to its non-performance or delayed performance caused by such Force Majeure Event, and such non-performance or delayed performance shall not be deemed a breach of this Agreement.

(c)
In case of an Force Majeure Event, the Parties shall, based on the effect of such event on the performance of this Agreement, discuss and decide whether to revise this Agreement and whether the Prevented Party should be partially or fully released from performing its obligations hereunder.

14.	Dispute Resolution

In an effort to resolve informally and amicably any claim or controversy arising out of or related to the interpretation or performance of this Agreement (including without limitation, issues of arbitrability, disqualifications, statutes of limitations, existence, validity and termination) (a “Dispute”), without resorting to litigation, the terms of Article 20 of the Joint Venture Contract (including any related definitions) shall apply to this Agreement and any Dispute hereunder as if they were set forth herein and as if they were applicable to the Parties to this Agreement.

Intellectual Property Transfer/License Agreement

15.	Miscellaneous

15.1
Binding Effect; Assignment; Certain Notices.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and permitted assigns.  Parties may not assign, sublicense or otherwise transfer (directly or indirectly, by operation of law or otherwise) any of its rights or obligations under this Agreement without the prior written consent of the others [but this article will not restrict the Joint Venture to treat Magnegas IP].

15.2
Notices or other communications required to be given by either Party pursuant to this Agreement t shall be provided in writing in both English and Chinese, and delivered by personal delivery, international courier service or facsimile to the other Party’s address set forth below, (or such other address or facsimile number as the addressee has by ten (10) days prior written notice specified to the other Party). Dates on which the notices shall be deemed as served shall be determined on the following principles:

(a)	If by personal delivery, on the date of delivery;

(b)	If by international courier service on the seventh (7th) day after delivery to an internationally accepted courier service (as indicated by the receipt issued by such courier service); and

(c)	If by facsimile, upon receipt of the notice confirming the delivery.

If to DDI:

DDI Industry International (Beijing) Co. Ltd.

Address: Rm B1613, Peking Times Square, No. 103, Huizhongli, Chaoyang District, Beijing, China, 100101

Attn: XiaoHong Feng (Allen Feng)

Tel: +86 10 64801230

Fax: +86 10 64801238

If to the Joint Venture:

MagneGas Technology (Beijing) Co. Ltd

Address: To Be Determined

Attn: To Be Determined

Tel: To Be Determined

Fax: To Be Determined

Intellectual Property Transfer/License Agreement

If to MNGA:

MagneGas Corporation

Address:

Attn:

Tel:

Fax:

If to HyFuels

HyFuels, Inc.

Address:

Attn:

Tel:

Fax:

15.3
Entire Agreement; Waiver; Modification; Counterparts.  This Agreement and its exhibit set forth the entire agreement and understanding among the Parties related to the subject matter contained herein and merge all prior discussions among them.  It is agreed that:

(a)
No Party has entered into this Agreement in reliance upon any representation, warranty or undertaking of another party which is not expressly set out or referred to in this Agreement or the Joint Venture Contract;

(b)	No Party shall have any rights or remedies with respect to the subject matter hereof otherwise than under this Agreement or as provided in the Joint Venture Contract; and

(c)	This clause shall not exclude liability for any fraud or fraudulent misrepresentation of any party.

No amendment to this Agreement shall be effective unless it is in writing and executed by the parties hereto and approved by any applicable governmental authority (to the extent necessary).  No failure or delay on the part of a Party in the exercise of any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude other or further exercise thereof or of any other right or power; provided, however, that any party may by an instrument in writing executed by it: (i) extend the time for the performance of any of the agreements or covenants

Intellectual Property Transfer/License Agreement

of another Party under this Agreement; (ii) waive any inaccuracies in the warranties of another Party contained in this Agreement or in any document delivered pursuant hereto; (iii) waive the performance by another Party of any of the agreements or covenants to be performed by such other Party under this Agreement; or (iv) waive the satisfaction of any conditions precedent to its obligations under this Agreement.  The waiver by any Party or Parties hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.4
Survival of Provisions.  The rights, remedies, agreements, obligations and covenants of the parties contained in or made pursuant to this Agreement that, by their terms, extend beyond the termination of this Agreement will survive the termination of this Agreement and will remain in full force and effect.

15.5	Compliance with Laws. The Parties hereto agree to comply with all applicable Laws applicable to their respective performance of this Agreement.

15.6
Language.  This Agreement shall be written in a Chinese version and in an English version.  Both languages shall be equally authentic.  In the event of any discrepancy between the two aforementioned versions, the Parties shall try to resolve such discrepancy through friendly discussions.  If such friendly discussions do not resolve such discrepancy, the discrepancy shall be submitted for resolution under Article 14 of this Agreement.  Each Party shall keep one original in each language.

15.7	Applicable Law. This Agreement shall be construed and governed in accordance with the laws of the People’s Republic of China.

 [The remainder of this page is left intentionally blank.]

Intellectual Property Transfer/License Agreement

Each of the Parties to this Agreement has caused this Agreement to be executed on its behalf by its duly authorized representative, all as of the signing date. [All of the signatures shall be witnessed by the Public Notary]

DDI INDUSTRY INTERNATIONAL (Beijing) CO., LTD

Signed By: ___________________
Name: XiaoHong Feng (Allen Feng)
Title: Chairman and President
Date:

MAGNEGAS TECHNILOGY (BEIJING) CO. LTD

Signed By: ___________________

Name: XiaoHong Feng (Allen Feng)
Title: Chairman and President (To-Be)

Date:

MAGNEGAS CORPORATION

Signed By: ___________________

Name:
Title:

Date:

HYFUELS, INC.

Signed By: ___________________

Name:
Title:

Date:

APPENDIX 1-A

Intellectual Property to Transfer Includes:

1)	All know-hows including all original patents and trade secrets owned by MNGA and Hyfuels

2)
 All Manufacturing Drawings on all versions of the Magnegas Technology including manufacturing drawings for the Plasma Arc Flow Recyclers in the Linear, Total Linear and Total modes in electronic and paper format acceptable to DDI. Said drawings to be complete to allow full construction of all electrical, plumbing and mechanical components.

3)	All operational manuals, training manuals and other relevant material to operate the equipment currently available on the MagneGas Plasma Arc Flow Recyclers.

4)
All marketing material, promotional material, electronic and paper presentations, sales brochures in electronic and paper format MNGA and/or HyFuels are available to support the filing of the new patent applications in Greater China based on the inclusion of recent design changes and enhancements of the technology not yet filed by applying for patents after the Joint Venture’s patents have been authorized by China government.

APPENDIX 1-B

MagneGas Technology Intellectual Property Transferred to the Joint Venture

A.	ASSETS OWNED BY MAGNEGAS CORPORATION

1)	All content within www.magnegaschina.com

2)	Complete Plasma Arc Flow Manufacturing Drawings, Computer Program, Including Electrical, Mechanical and Plumbing Components as follows:
a.	50KW 12 Inch Horizontal Total Mode Refinery
b.	100KW 20 Inch Horizontal Total Mode Refinery
c.	100KW 20 Inch Horizontal Linear Mode Refinery
d.	200KW Vertical PAF Total Linear Mode Refinery
e.	200KW Vertical PAF Linear Mode Refinery
f.	500KW 36 Inch Horizontal Total Mode Refinery
g.	1000KW Linear Refinery (to be produced)

3)	Rights to Use the Magnegas Trademark in Greater China

4)	Rights to Use the Magnegas Logo in Greater China

5)	Rights to Link the www.magnegaschina.com website to the www.magnegas.com website

6)	Rights to Use the Following Patents

a.	U.S. Patent No. 6,926,872, issued on August 9, 2005 entitled Apparatus and Method for Producing a Clean Burning Combustible Gas With Long Life Electrodes and Multiple Plasma-Arc-Flows

b.	U.S. Patent No. 6,972,118, issued on December 6, 2005 entitled Apparatus and Method for Processing Hydrogen, Oxygen and Other Gases

c.	U.S. patent application no. 11/474,687, filed on June 26, 2006 entitled Operating Under High Power, Pressure and Temperature Conditions to Produce A Combustible Gas.

d.	FUTURE PATENTS:

1)	NOVEL PLASMA-ARC-FLOW APPARATUS AND PROCESS FOR SUBMERGED ELECTRIC ARCS

Summary:
The Patent Application deals with a fundamentally new PlasmaArcFlow process on which the new Magnegas reactors are based using the latest electrode and chamber design. Filing Date:  June, 2010

2)	1,000 KW PLASMA ARC FLOW REFINERY

Summary:
The Patent application will deal with the next generation of Plasma Arc Flow systems with greater flow and power.  Filing Date: To be determined

B.	ASSETS OWNED BY HYFUELS, INC.

a.	U.S. Patent No. 6,972,118 Apparatus and Method for processing hydrogen, oxygen and other gases.

b.	U.S. Patent No. 6,663,752 Clean Burning liquid fuel produced via a self-sustaining processing of liquid feedstock.

c.	U.S. Patent No. 6,540,966 Apparatus and method for recycling contaminated liquid.

d.	U.S. Patent No. 6,183,604 Durable and efficient equipment for the production of a combustible and non-pollutant gas from underwater arcs and method there for.

APPENDIX 2

JV Owns the Listed 15 (but not limited to,) Market Applications of MagneGas Technology in Great China Region

1.	Application of using MagneGas technology for sludge and waste water treatment

2.	Application of using MagneGas technology for waste oil (including high water content crude) treatment

3.	Application of using MagneGas technology for swage grease and deep-fried waste oil, as well as restaurant food waste garbage treatment

4.	Application of using MagneGas technology for land-filled garbage field draining water treatment

5.	Application of using MagneGas technology for special waste water from various industries pollution treatment

6.	Application of using crude oil producing MagneGas (as a replacement for natural gas and gasoline)

7.	Application of mixing MagneGas with natural gas

8.	Application of using MagneGas technology producing fuel cell/ battery by extracting the hydrogen energy from the MagneGas

9.	Application of using MagneGas for metal cutting and welding

10.	Application of liquefying MagneGas for the replacement of gasoline

11.	Application of using MagneGas technology for reducing emission and cleaning combustion during power generation process

12.	Application of using MagneHydrogen (MH) for facilitating reduction reaction during steel refinery process

13.	Application of using MagneHydrogen (MH) for synthesizing ammonia for producing high-efficiency fertilizer

14.	Application of using MagneHydrogen (MH) for bio-pharmaceutical synthetic process for new drug discovery

15.	Application of using purifying and liquefying MagneHydrogen (MH) for aerospace-aviation fuel and military industrial use